EXHIBIT 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated November 3, 2003 relating to the financial statements and financial statement schedule, which appears in Action Performance Companies, Inc.’s Annual Report on Form 10-K for the year ended September 30, 2003.

/s/ PricewaterhouseCoopers LLP

Phoenix, Arizona,
April 1, 2004